Exhibit 99.1

OPTEUM INC. REPORTS SECOND QUARTER 2006 RESULTS

VERO BEACH, FL (August 8, 2006)— Opteum Inc. (“Opteum”, the “Company”) (NYSE:OPX), a real estate investment trust (REIT) that operates an integrated mortgage-related securities investment portfolio and mortgage origination platform, today announced financial results for the quarter ended June 30, 2006. This release should be read in conjunction with the Company’s Form 10-Q, which was filed this morning with the Securities and Exchange Commission.

For the quarter ended June 30, 2006, Opteum had REIT net income of $7.52 million, or $0.31 per weighted average Class A Common Share outstanding. The REIT had estimated taxable income of $9.99 million, or $0.42 per weighted average Class A Common Share. Taxable income includes payments made by the Company’s taxable REIT subsidiary, Opteum Financial Services (OFS), to the REIT of approximately $2.2 million of interest on the loans that the REIT has made to OFS, which is eliminated in consolidation of the subsidiary.

Opteum Inc., which includes the results of OFS, recorded a consolidated net loss for the second quarter of 2006, on a GAAP basis, of approximately $3.69 million, or ($0.15) per weighted average Class A Common Share as of June 30, 2006.

The Company’s reported net loss for the second quarter is mainly a result of the change in value of assets held by OFS, which flow through the consolidated statement of operations, some of which have increased in value and some of which have decreased in value.

First, the Company’s adoption of SFAS 156 during the first quarter of 2006, which pertains to the valuation of Originated Mortgage Servicing Rights (OMSR), requires the Company to use the fair value method for valuing all OMSRs. As a result of this adoption, changes in the fair value of the OMSRs over a given period will be reflected in earnings. This change allows the Company to more effectively hedge the OMSRs compared with the treatment available under SFAS 133. OMSR’s resulted in an increase in OFS’s earnings of $3.3 million (pre-tax), or approximately $0.14 per weighted average Class A Common Share during the second quarter of 2006.

Secondly, the net change in the value of retained interests in securitizations that OFS has issued from its two private-label shelves declined in value during the second quarter of 2006. The change in the value of these residuals flows through the statement of operations of OFS. The increase in one-month LIBOR of 50.5 basis points during the second quarter of 2006, as well as related movements in forward LIBOR, were the primary reasons for the valuation decline and the resulting non-cash charge of $15.8 million (net and pre-tax) in the second quarter of 2006 or $0.69 (net and pre-tax) weighted average Class A Common Share. The valuation is subject to fluctuation over time due to the differences between actual and projected prepayments, losses on the underlying loans and the changing value of LIBOR.

Although the Company estimates that the book value per weighted average Class A Common Share outstanding as of the close of business yesterday, August 7, 2006, was between $8.45 and $8.60, the book value of the Company as of June 30, 2006 was $8.22 per weighted average Class A Common Share outstanding or approximately $200 million. The recovery in book value per weighted average Class A Common Share outstanding can be attributable to favorable changes in the forward LIBOR curve and lower treasury rates since the end of the second quarter, offset by application of the effective yield method adjustment for the third quarter.

The change in the book value of the Company during the second quarter of 2006 is detailed as follows.

The net change in value of the OMSRs and the net change in value of the residual interests represent approximately $12.5 million (net and pre-tax) or $0.51 (net and pre-tax) per weighted average Class A Common Share outstanding of the decline in the book value of Opteum from March 31, 2006 to June 30, 2006. The decline in book value in the second quarter of 2006 is also attributable to a decline in the market value of the mortgage related portfolio held by the REIT of approximately $7.47 million or $0.31 per weighted average Class A Common Share. Moreover, the application of the effective yield method of accounting, which requires the Company to recapture excess amortization expensed in earlier periods back into the value of those assets in the quarter the accounting change is applied, increased the cost basis of many assets during the second quarter of 2006. The difference between the new costs basis and current market value of those assets widened in spread, resulting in an increase in “accumulated other comprehensive loss,” a non-cash item. The application of the effective yield method adjustment for this quarter resulted in the addition of approximately $14.7 million or $0.61 per Class A Common Share outstanding to the cost basis of the Company’s assets. Finally, the remaining $0.14 decline in book value per weighted average Class A Shares Outstanding can be attributable to the conversion of 1,223,208 shares of Class A Redeemable Preferred Stock and other items.

Opteum announced a $0.25 dividend in the second quarter that was paid on July 7, 2006. That dividend was paid out of Opteum’s REIT taxable income. The dividends were not a return of capital. Based on the Company's previous timing of dividend announcements, the Company expects that the Board of Directors will declare a third quarter 2006 dividend in early September 2006.

The increase in REIT taxable income in the second quarter of 2006 is a result of the increase in the coupons of the Company’s adjustable-rate mortgage assets, the slower rate at which they are currently prepaying and the slower projected prepayment speeds going forward. As noted earlier, the Company employs the effective yield method of accounting, which requires retrospective adjustments to the yield on the Company’s assets, which in turn directly affects earnings. The Company records a yield at the time of purchase of each asset. To the extent the coupon or prepayment speed differ from Company estimates made at the time of purchase, the Company is required to adjust the yield on that asset as well as the amortization of premium or discount taken to date on the asset. This cumulative “true up” of the amortization is taken through earnings in the current period. At the time of purchase the Company assumes that the index rates on its ARM securities will remain unchanged over the life of the asset. The substantial increases in index rates, particularly LIBOR, which has increased over 400 basis points over the previous two years, have resulted in substantial cumulative adjustments to yields recognized in earnings on our portfolio.

In September of 2004 and December of 2004, respectively, the Company completed an IPO and a public secondary offering. Many of the assets that were purchased as a result of those successful offerings are now resetting to higher coupons. In addition, because the longer end of the yield curve has increased in rate during the second quarter of 2006, the homeowner was not in a position to refinance as readily from an adjustable-rate mortgage into a fixed-rate mortgage - as had been the case in previous quarters when the yield curve was flatter. The Company believes that its strategy of owning low-duration, adjustable-rate assets has proven to be successful. As of this date, the Company has not realized any net permanent losses to book value as a result of portfolio restructuring.

The Company has not made any significant changes to its portfolio strategy since the summer of 2004, when the Company determined to substantially increase the asset allocation to adjustable-rate mortgages - those mortgages whose coupons reset within 12 months. By the fall of 2004, this was accomplished. Following this change, the Company has had the highest cumulative dividends and the highest cumulative return on equity for the following seven quarters compared with the Company’s 2005 RMBS peer group, as spelled out by the equity research analysts who cover the sector.

In light of the continued increase in both LIBOR and treasury rates during the second quarter of 2006, the Company decided in late April 2006 not to reinvest the proceeds of principal and interest payments until there was an indication from the Federal Reserve that the bias of that committee was changing from a restrictive or tightening bias to a neutral bias. The June 29, 2006 economic assessment released in the minutes of the Federal Reserve’s Open Market Committee (FOMC) meeting did change to “data dependent” from “balanced,” meaning that, should forthcoming economic data indicate a slowing economy along with modest inflation, the FOMC would be in a position to restrain from raising rates further. The results of that assessment are expected to be known later today when the FOMC meets.

Commenting on the results, Jeffrey J. Zimmer, Chairman, President and Chief Executive Officer, said, "The Opteum Board of Directors is pleased to be able to pay favorable dividends for the second quarter of 2006, but we are eagerly anticipating the time when the increases in short-term funding rates come to a halt. The Board was pleased to see forward funding rates decline in the first month of the third quarter of 2006, which will lower borrowing costs for future transactions and increase book value now.”

Mr. Zimmer continued: "As of June 30, 2006, the Company held $3.4 billion of REIT eligible mortgage-backed securities at fair value. As of June 30, 2006, the weighted average yield on these assets was 4.78% and the weighted average borrowing cost was 5.08%, representing a “snapshot” net interest spread of negative 30 basis points. However, the average net interest spread for the first quarter of 2006 was a positive 143.8 basis points, as the weighted average yield for the quarter was 6.540% and the weighted average borrowing cost for the quarter was 5.098%. The difference between the snapshot net interest spread and the average net interest spread resulted from the retrospective adjustment. The weighted average constant prepayment rate for this portfolio was 29.04% for June 2006. The effective duration of the portfolio at the end of the second quarter 2006 was 1.42.

“As of June 30, 2006, the Company’s REIT operations had 19 master repurchase agreements with various investment banking firms and other lenders and outstanding balances of $3.3 billion under 14 of these agreements," Mr. Zimmer added.

“Although the Board is pleased that the changes in value during the second quarter of 2006 of the REIT portfolio, the OMSR’s and the retained interests in securitizations were within expectations as described in the Company’s Form 10-Q for Q1 2006, the Board is also acutely focused on the negative aspects of the net book value volatility inherent in the OFS OMSR’s and retained interests in securitizations, despite the fact they are non-cash charges. As stated previously, the Board authorized hedging program for OMSRs and residuals to commence during the second quarter of 2006. Hedging will continue to be utilized as a tool to curtail balance sheet volatility when proper pricing opportunities present themselves.

“During the second quarter, OFS successfully issued its second 2006 securitization. The underlying collateral for the $491.6 million issuance was loans originated or purchased by OFS, and it was issued using OFS’s securitization shelf Opteum Mortgage Acceptance Corporation (OPMAC). This deal was smaller in size than recent OPMAC securitizations because OFS elected to sell $856.4 million of whole loans during the second quarter of 2006 in order to maximize up front cash proceeds. These whole loan sales, while providing liquidity, typically are done at the expense of higher GAAP earnings otherwise achieved which can be achieved through securitizations. Gain on sale accounting through securitizations allows the Company the opportunity to realize non-cash earnings in the form of originated mortgage servicing rights and retained interests in the securitizations. The Company will continue to regularly weigh the benefits of all cash execution via whole loan, servicing released sales versus the non cash gain on sale alternative.

“OFS residential originations this year through the second quarter of 2006 were approximately 10% less than in the first two quarters of 2005. Both the retail and the wholesale origination units closed fewer loans than had been anticipated, although at the same time, applications continue to be substantially higher than those of the first two quarters of 2005. The Board is pleased that OFS had July 2006 loan closings of approximately $628.4 million, which exceeded the Company’s expectations.”

Mr. Zimmer went on to say, “The competition in mortgage originations continued throughout the second quarter and now into the third quarter. But, in addition to the previously announced reductions in duplicative or underperforming personnel at OFS, which will result in over $3.5 million in annualized savings, the reduced borrowing costs the Company announced in the second quarter have now all been implemented and should save OFS approximately $3.5 million per year in the future. Finally, we believe that OFS financial results will benefit on an ongoing basis from the capital markets expertise that the REIT management team is rigorously applying to the OFS securitization strategy.”

Opteum Inc. will hold a conference call to discuss this press release today, August 8, 2006, at 4:00 p.m. Eastern time. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company's Web site at www.opteum.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through August 15, 2006.

Regulation G Reconciliation

REIT taxable net income is calculated according to the requirements of the Internal Revenue Code rather than GAAP. For the year ending December 31, 2006, we intend to distribute at least 90% of our REIT taxable net income in order to retain our tax qualification status as a REIT. The following table reconciles REIT net income to REIT taxable net income for the six and three months ended June 30, 2006:

	Six months ended June 30, 2006	Three months ended June 30, 2006

GAAP net loss	$(8,776,004)	$(3,688,880)
Plus: GAAP net loss of taxable REIT subsidiary included above	15,357,749	11,211,895
GAAP net income from REIT operations	6,581,745	7,523,015
Add: inter-company interest paid on loans	4,048,871	2,216,542
Add: estimated book depreciation and amortization	174,690	87,345
Less: estimated tax depreciation and amortization	(171,826)	(85,913)
Phantom share book/tax differences, net	604,327	266,033
Other book/tax differences, net	(44,666)	(21,239)

REIT Taxable Net Income	$11,193,141	$9,985,783

We believe that the foregoing reconciliation of our REIT taxable net income is useful to investors because REIT taxable net income is directly related to the amount of dividends we are required to distribute in order to maintain our REIT tax qualification status. However, because REIT taxable net income is an incomplete measure of our financial performance and involves differences from net income computed in accordance with GAAP, our REIT taxable net income should be considered as supplementary to, and not as a substitute for, our net income computed in accordance with GAAP as a measure of our financial performance.

Opteum Inc. is a real estate investment trust that operates an integrated mortgage-related investment portfolio and mortgage origination platform. The REIT invests primarily in, but is not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). It earns returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows. Opteum’s mortgage origination platform, Opteum Financial Services, originates, buys, sells, and services residential mortgages through 42 offices throughout the United States and operates as a taxable REIT subsidiary.

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Opteum Inc.'s filings with the Securities and Exchange Commission, including Opteum Inc.'s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Opteum Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

Contact: Robert E. Cauley
Chief Financial Officer
772-231-1400
www.opteum.com